Exhibit 10.1
LEAR CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of November 9, 2006 (the “2006 Grant Date”), is entered into between Lear Corporation, a Delaware corporation (the “Company”), and Daniel A. Ninivaggi (“Participant”), an employee of the Company.
RECITALS:
     WHEREAS, the Company has adopted and maintains the Lear Corporation Long-Term Stock Incentive Plan, as amended (the “Plan”); and
     WHEREAS, pursuant to the Plan the Company desires to grant to the Participant shares of its common stock, $0.01 par value per share (“Shares”), subject to certain restrictions set forth in this Agreement, effective as of the Grant Dates (as defined below);
     WHEREAS, the Committee has duly made all determinations necessary or appropriate to the grant hereunder.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Any capitalized term used in this Agreement that is not defined in this Agreement will have the same meaning as that given to it in the Plan.
     2. Grant of Restricted Stock.
     (a) Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, the Company hereby grants to Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, a number of Shares equal to $300,000 divided by the Fair Market Value of a Share on November 9, 2006 (the “2006 Restricted Stock”).
     (b) All of the 2006 Restricted Stock is vested as of the date hereof.
     (c) Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, as long as Participant remains employed by the Company or an Affiliate through and including January 31, 2007, the Company will grant to Participant on January 31, 2007 (the “2007 Grant Date”, and together with the 2006 Grant Date, the “Grant

Dates”), as a matter of separate agreement and not in lieu of salary or any other compensation for services, a number of Shares equal to $200,000 divided by the Fair Market Value of a Share on January 31, 2007 (the “2007 Restricted Stock”, and together with the 2006 Restricted Stock, the “Restricted Stock”).
     (d) If granted pursuant to Section 2(c) above, all of the 2007 Restricted Stock will be vested as of the 2007 Grant Date.
     3. Certificates. As soon as practicable following their respective Grant Dates, Shares of Restricted Stock awarded under Section 2 will be evidenced by one or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.
     4. Rights and Restrictions.
     (a) Participant will have full voting rights with respect to shares of Restricted Stock issued hereunder as of their respective Grant Dates. Participant will be entitled to receive dividends on shares of Restricted Stock if and when dividends are payable on Shares to stockholders of record after their respective Grant Dates (unless and until such Restricted Stock is forfeited).
     (b) For so long as Participant remains employed by the Company or any of the Company’s Affiliates, the Restricted Stock may not be sold or transferred by Participant prior to January 31, 2008, other than pursuant to Section 5 below. Notwithstanding the foregoing, if Participant’s employment with the Company and any of its Affiliates shall terminate on or after the date hereof, the Restricted Stock which shall have vested prior to the date of such termination shall be fully transferable by Participant following such termination.
     5. Delivery and Withholding. Subject to satisfaction of tax withholding obligations and other withholding as described below, shares of Restricted Stock will be transferred and delivered to Participant as soon as practicable after the respective Grant Dates. The payment to Participant and transfer of such shares of Restricted Stock described herein will be subject to withholding by the Company, as of each Grant Date, of a number of Shares sufficient to cover withholding obligations applicable to such payment and transfer (the “Withheld Shares”). In addition, in connection with the grants of Restricted Stock hereunder, as of the respective Grant Dates the Company shall purchase from Participant an amount of Shares of the Restricted Stock (the “Repurchased Shares”) such that the Repurchased Shares plus the Withheld Shares equals 40% of the Restricted Stock. on the respective Grant Dates.
     6. Plan. The rights granted under this Agreement are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully herein. If the terms of this document or the Restricted Stock conflict with the terms of the Plan document, the Plan document will control.
     7. Plan, Restricted Stock and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock nor any other right or interest that is part of this Agreement is a contract of employment, and no terms of employment of the Employee will be affected in any way by the Plan, the Restricted Stock, this Agreement or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Awards will be construed as conferring any legal rights upon the Employee for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Employee and to treat him or her without regard to the effect that treatment might have upon him or her as an Employee.
     8. No Limitation on the Rights of the Company. The grants of the Restricted Stock described in this document will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
     9. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, P. O. Box 5008, Southfield, Michigan, 48086-5008, Attention: Senior Vice President - Human Resources and, in the case of the Employee, to the last known address of the Employee in the Company’s records.
     10. Governing Law. This document and the Awards will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.
     11. Counterparts. This Agreement may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.
     12. Headings. The headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.
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     IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first written above.

LEAR CORPORATION
By:	/s/ Roger A. Jackson
Roger A. Jackson
Senior Vice President — Human Resources

PARTICIPANT
/s/ Daniel A. Ninivaggi
Daniel A. Ninivaggi